Exhibit 10-h-2

MEMORANDUM OF PROPOSED AMENDMENTS

TO THE

ROCKWELL COLLINS NON-QUALIFIED PENSION PLAN

It is proposed that the Rockwell Collins Non-Qualified Pension Plan (the “Plan”) be amended, effective as of September 30, 2006, in order to carry out the determination of this Company’s Board of Directors to discontinue and terminate, as of the close of business on such date, further accrual of benefits by all Participants in the said Plan and to terminate the eligibility of Company employees to become new Participants in the Plan after such date.

It is specifically proposed to:

(1)	Add the following Preamble to the Plan, such Preamble to read as follows:

In June 2003, the Board of Directors of Rockwell Collins approved a freezing of the Rockwell Collins Pension Plan, which on November 6, 2003 the Board of Directors of Rockwell Collins confirmed was to have the effect of freezing this Plan. The said freezing of the Plan, which is effective as of the close of business on September 30, 2006 (the “Freeze Date”), has the effect of terminating further accrual of benefits under the Plan as of that Date and closing Plan participation off for new employees after that Freeze Date.

(2)	Add a new Section 2.005 to the Plan, such new Section to read as follows:

2.005 Effective as of the close of business on September 30, 2006 (the “Freeze Date”), and notwithstanding any other provision in this Plan (or in the Rockwell Collins Pension Plan) to the contrary, accrual of additional benefits under this Plan (as well as under the Rockwell Collins Pension Plan) will no longer be possible for current Plan Participants and individuals who first become Employees on or after the said Freeze Date will not be eligible to become Participants in this Plan after the said Freeze Date.